SCHEDULE A

to the

AMENDED AND RESTATED DISTRIBUTION PLAN (12b-1 PLAN)

between

VICTORY PORTFOLIOS II

and

FORESIDE FUND SERVICES, INC.

Fund Rule 12b-1 Fee (0.25% of average daily net assets)

1.VictoryShares Developed Enhanced Volatility Wtd ETF

2.VictoryShares International High Div Volatility Wtd ETF

3.VictoryShares International Volatility Wtd ETF

4.VictoryShares US 500 Enhanced Volatility Wtd ETF

5.VictoryShares US 500 Volatility Wtd ETF

6.VictoryShares US Discovery Enhanced Volatility Wtd ETF

7.VictoryShares US EQ Income Enhanced Volatility Wtd ETF

8.VictoryShares US Large Cap High Div Volatility Wtd ETF

9.VictoryShares US Small Cap High Div Volatility Wtd ETF

10.VictoryShares US Small Cap Volatility Wtd ETF

11.VictoryShares US Multi-Factor Minimum Volatility ETF

12.VictoryShares Dividend Accelerator ETF

13.VictoryShares US Value Momentum ETF

14.VictoryShares US Small Mid Cap Value Momentum ETF

15.VictoryShares International Value Momentum ETF

16.VictoryShares Emerging Market Value Momentum ETF

17.VictoryShares Short-Term Bond ETF

18.VictoryShares Core Intermediate Bond ETF

19.VictoryShares Nasdaq Next 50 ETF

20.VictoryShares Corporate Bond ETF

21.VictoryShares Core Plus Intermediate Bond ETF

22.VictoryShares THB Mid Cap ESG ETF

23.VictoryShares WestEnd US Sector ETF

24.VictoryShares Free Cash Flow ETF

Current as of May 23, 2023

VICTORY PORTFOLIOS II	FORESIDE FUND SERVICES, LLC
By:	By:
_____________________________________	____________________________________
Name: Christopher K. Dyer	Name: Teresa Cowan
Title: President	Title: President